1st Quarter 2017 Earnings Presentation Joe Evans, Chairman and CEO Tom Wiley, Vice Chairman and President Sheila Ray, EVP and Chief Financial Officer David Black, EVP and Chief Credit Officer April 27, 2017 State Bank Financial Corporation

2 Cautionary Note Regarding Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of the words “will,” “expect,” “should,” “anticipate,” “may,” and “project,” as well as similar expressions. These forward-looking statements include, but are not limited to, statements regarding our focus on improving efficiency, including that our noninterest expense is expected to decline, and other statements about expected developments or events, our future financial performance, and the execution of our strategic goals. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions (“risk factor”) that are difficult to predict with regard to timing, extent, likelihood and degree. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. We undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Risk factors including, without limitation, the following: • negative reactions to our recent or future acquisitions of each bank’s customers, employees, and counterparties or difficulties related to the transition of services; • our ability to achieve anticipated results from the transactions with NBG Bancorp and S Bankshares will depend on the state of the economic and financial markets going forward; • economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values; • a general decline in the real estate and lending markets, particularly in our market areas, could negatively affect our financial results; • risk associated with income taxes including the potential for adverse adjustments and the inability to fully realize deferred tax benefits; • increased cybersecurity risk, including potential network breaches, business disruptions, or financial losses; • restrictions or conditions imposed by our regulators on our operations may make it more difficult for us to achieve our goals; • legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us; • competitive pressures among depository and other financial institutions may increase significantly; • changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired; • other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can; • our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry; • adverse changes may occur in the bond and equity markets; • war or terrorist activities may cause deterioration in the economy or cause instability in credit markets; and • economic, governmental, or other factors may prevent the projected population, residential, and commercial growth in the markets in which we operate. In addition, risk factors include, but are not limited to, the risk factors described in Item 1A, Risk Factors, in our Annual Report on Form 10-K for the most recently ended fiscal year. These and other risk factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

1Q 2017 Results Summary

STATE BANK
Financial Corporation

Income Statement Highlights			
($ in 000s, except per share data)	1Q17	4Q16	1Q16
Interest income on loans	$34,060	$26,696	$24,342
Accretion income on loans	7,677	10,271	9,743
Interest income on invested funds	5,460	4,810	4,673
Total interest income	47,197	41,777	38,758
Interest expense	3,239	2,631	2,113
Net interest income	43,958	39,146	36,645
Provision for loan and lease losses	1,002	277	(134)
Net interest income after provision for loan losses	42,956	38,869	36,779
Total noninterest income	9,459	9,911	9,391
Total noninterest expense	34,565	32,875	28,898
Income before income taxes	17,850	15,905	17,272
Income tax expense	6,292	5,578	6,434
Net income	$11,558	$10,327	$10,838
Diluted earnings per share	.30	.28	.29
Dividends per share	.14	.14	.14
Tangible book value per share [1]	13.66	13.48	13.49

Balance Sheet Highlights (period-end)	1Q17	4Q16	1Q16
Total loans	$2,854,780	$2,814,572	$2,258,533
Organic	2,172,555	2,090,564	1,895,340
Purchased non-credit impaired	528,065	563,362	223,398
Purchased credit impaired	154,160	160,646	139,795
Total assets	4,202,681	4,225,265	3,533,213
Noninterest-bearing deposits	944,838	984,419	891,511
Total deposits	3,409,775	3,431,165	2,905,598
Shareholders' equity	620,283	613,633	545,855

- 1Q17 net income of $11.6 million, or $.30 per diluted share
- Interest income on loans and invested funds up 25% from 4Q16
- Successful integration and conversion of National Bank of Georgia and S Bank completed in February
- Noninterest expense higher due to two recent acquisitions, with majority of cost savings expected to be realized in 2Q17
- Asset sensitivity contributed to net interest margin expansion in 1Q17

[1] Denotes a non-GAAP financial measure; for more information, refer to Table 7 of the 1Q17 earnings press release
Note: Consolidated financial results contained throughout this presentation are unaudited; numbers may not add due to rounding

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4 Revenue Trends – Interest Income  10% linked-quarter revenue growth in 1Q17 (18% growth excluding accretion income)  Interest income (excluding accretion) of $39.5mm in 1Q17 compared to $31.5mm in 4Q16  Approximately $63mm of remaining loan accretion income as of 1Q17 ($ i n 000 s)  Net interest margin excluding accretion expanded 45 bps to 3.95% in 1Q17  Approximately half of the increase was due to rate hikes and higher yields on the acquired loan portfolios  The remainder was due to the acceleration of discount on certain PNCI loans that paid off during the quarter 7.38% 4.59% 3.11% 3.95% 2% 3% 4% 5% 6% 7% 8% 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 Net Interest Margin NIM NIM excluding Accretion 5,000 10,000 15,000 20,000 25,000 30,000 35,000 40,000 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 Interest Income and Accretion Interest Income Accretion

5  SBA income declined to $1.2mm in 1Q17; rebuilding loan pipeline in 1Q17 after a strong 4Q16  Payroll and insurance income of $1.5mm in 1Q17; continue to add payroll clients at relatively steady pace Revenue Trends – Noninterest Income  Mortgage banking income increased 15% linked-quarter in 1Q17 on production of $115mm  Total 1Q17 noninterest income of $9.5mm, with diversity across lines of business ($ i n 000 s) 0 2,000 4,000 6,000 8,000 10,000 12,000 1Q16 2Q16 3Q16 4Q16 1Q17 Service Charge Other Mortgage Payroll SBA 0 50 100 150 200 0 1,000 2,000 3,000 4,000 1Q16 2Q16 3Q16 4Q16 1Q17 Pr o d u cti o n ($ in m m ) N o n in ter es t In com e ($ i n 000 s) Income Production 0 5 10 15 20 25 30 35 0 500 1,000 1,500 2,000 1Q16 2Q16 3Q16 4Q16 1Q17 Pr o d u cti o n ($ in m m ) N o n in ter es t In com e ($ i n 000 s) Income Production 1,100 1,125 1,150 1,175 1,200 0 500 1,000 1,500 2,000 1Q16 2Q16 3Q16 4Q16 1Q17 # o f P ayro ll C lien ts N o n in ter es t In com e ($ i n 000 s) Income Number of Payroll Clients

6 Focused on Improving Efficiency  Total noninterest expense in 1Q17 was impacted by:  $2.6mm of expense from NBG and S Bank  $2.2mm of merger-related expenses  $1.0mm benefit from OREO gains  Normal first quarter seasonality, including payroll taxes  Noninterest expense is expected to decline as roughly $1.4mm of expense will drop out of the run-rate in 2Q17  Burden ratio1 of 2.43% in 1Q17  Efficiency ratio of 65% in 1Q17 1 Ratio defined as annualized noninterest expense minus annualized noninterest income, excluding amortization of FDIC receivable, divided by average assets 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 2013 2014 2015 2016 1Q17 Target Burden Ratio 1 30% 40% 50% 60% 70% 80% 90% 2013 2014 2015 2016 1Q17 Target Efficiency Ratio

7 Core Deposit Funding ($ i n m m ) N IB / Tot al D ep o sit s  Attractive, low-cost core deposit mix focused on transaction-based funding 1 10% 15% 20% 25% 30% 35% 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 2013 2014 2015 2016 2017 YTD Average Deposit Composition NIB IB Transaction Savings & MMA CDs NIB / Total Deposits ($ in mm) 2013% 2014% 2015% 2016% 1Q17 % Noninterest-bearing 413 20% 490 23% 758 27% 852 29% 956 28% Interest-bearing transaction 336 16% 386 18% 519 19% 541 19% 602 18% Savings & MMA 928 44% 911 42% 1,060 38% 1,078 37% 1,389 41% CDs 431 20% 380 18% 437 16% 422 15% 477 14% Total Average Deposits $2,107 $2,166 $2,773 $2,893 $3,424

8 Core Deposit Funding  Continued focus on increasing transaction deposits, which include noninterest-bearing demand deposits and interest-bearing transaction accounts  Average noninterest-bearing deposits represent 28% of total deposits  Maintain leading market share in middle Georgia, with strong market share in Augusta and Athens, and significant opportunity for growth in Atlanta and Savannah ($ i n m m ) .00% .10% .20% .30% .40% .50% 0 200 400 600 800 1,000 1,200 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 Average Transaction Deposits Interest-bearing Noninterest-bearing Cost of Funds Deposit Region ($ in mm) 2013% 2014% 2015% 2016% 1Q17 % Atla ta 798 38% 869 40% 1,080 39% 1,134 39% 1,145 33% Middle Ge rgia 1,309 62% 1,297 60% 1,271 46% 1,337 46% 1,376 40% Augusta - - - - 422 15% 422 15% 433 13% Athens / Gainesville - - - - - - - - 378 11% Greater Savannah - - - - - - - - 92 3% Total Average Deposits $2,107 $2,166 $2,773 $2,893 $3,424

9 0 125 250 375 500 500 1,000 1,500 2,000 2,500 3,000 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 Total Loan Portfolio Organic PNCI PCI New Loan Fundings Loan Portfolio To ta l L o an s ($ in m m ) 1 New loan fundings include new loans funded and net loan advances on existing commitments 1  New loan originations in excess of $420mm in 1Q17, in line with prior quarters  Organic and PNCI loans increased $46.7mm in 1Q17, as organic growth of $82.0mm was partially offset by a $35.3mm decline in PNCI loans N ew Lo an Fu n d in gs ($ i n m m ) Loan Composition (period-end) ($ in mm) 2013 2014 2015 2016 1Q17 Construction, land & land development $251 $313 $501 $551 $462 Other commercial real estate 550 636 736 964 1,074 Total commercial real estate 802 949 1,236 1,516 1,536 Residential real estate 67 135 210 289 299 Owner-occupied real estate 175 212 281 372 372 C&I and eases 71 123 267 435 433 Consumer 9 9 21 42 61 Total Organic & PNCI Loans 1,123 1,428 2,015 2,654 2,701 PCI Loans 257 206 146 161 154 Total Loans $1,381 $1,635 $2,160 $2,815 $2,855

10 Loan Portfolio and CRE Composition 1 Organic and PNCI loans as of March 31, 2017 Commercial Real Estate Composition  Significant industry, client, source of repayment, and geographic diversity in the CRE portfolio  Construction, land & land development (AD&C) comprises both residential and commercial construction, which make up 11% and 9%, respectively, of total CRE CRE 40% AD&C 17% OORE 14% C&I 14% SFR 11% Leases 2% Consumer 2% Loan Portfolio 1 ($ in mm) Organic PNCI Total % of Total CRE CRE Retail $267 $57 $324 21% Office 153 29 182 12% Hospitality 135 19 154 10% Multifamily 114 32 146 10% Industrial 65 20 85 6% Sr. Housing 36 10 46 3% Farmland 26 5 31 2% Restaurant 24 5 30 2% Mini Storage 26 2 29 2% C-Store 21 5 26 2% Other 17 4 21 1% Total $886 $189 $1,074 70% Construction, Land & Land Development Residential Construction $163 $10 $173 11% Land & Development 129 26 155 10% Commercial Construction 126 8 133 9% Total $418 $44 $462 30% Total Commercial Real Estate $1,304 $233 $1,536

11  Purchased credit impaired loans declined $6.5mm to $154.2mm as of 1Q17  Over 89% of PCI loans are current as of 1Q17  OREO balances declined to $3.8mm at 1Q17, down from $10.9mm in the previous quarter Asset Quality ($ i n m m )  Total organic NPAs of $6.3mm, representing .29% of organic loans and OREO  Past due organic loans of just .08% at 1Q17  Average net charge-offs were .09% in 1Q17  Allowance for organic loans is 1.01% and covers NPAs by 3.4 times 0.00% 0.50% 1.00% 1.50% 2.00% 0 5 10 15 20 2013 2014 2015 2016 1Q17 Nonperforming Loans Organic PNCI NPLs / Organic Loans 0 10 20 30 40 50 0 100 200 300 2013 2014 2015 2016 1Q17 OR EO ($ i n m m ) PCI Lo an s ($ in m m ) PCI Loans & OREO PCI Loans OREO